News Release


   For Cincinnati Milacron:                     For Johnson Controls:
   Albert Beaupre  (513) 841-7241               Glen Ponczak  (414) 228-2375


                Cincinnati Milacron to Buy Uniloy
        Plastics Machinery Division from Johnson Controls
                     ______________________

Leading U.S. Lines of Blow Molding and Structural Foam Machinery
     Will Complement Milacron's Plastics Technologies Group

CINCINNATI, OH, August 3, 1998 - Cincinnati Milacron Inc.  (NYSE:
CMZ) and Johnson Controls Inc. (NYSE: JCI) today jointly announced a definitive agreement under which Milacron will purchase the assets of Johnson Controls' plastics machinery business, the largest U.S. producer of blow molding systems, for approximately $210 million.

With annual sales of about $190 million, Johnson Controls' plastics machinery division (PMD) is known for its Uniloy brand and is one of the world's leading producers of blow molding machines - used in the production of beverage containers and industrial components - as well as structural foam systems, for the manufacture of household wares, furniture and appliances; and aftermarket parts, services and molds for blow molding. PMD/Uniloy employs 800 people worldwide and has major manufacturing facilities in Manchester, Michigan; Milan and Florence, Italy; and Berlin, Germany.

"Outstanding Strategic Opportunity"
"We are extremely proud of the achievements of our plastics machinery division, its technological leadership, its reputation for quality and integrity, and, most important, its people," said John M. Barth, executive vice president of Johnson Controls, Inc. "This is an outstanding strategic opportunity for our plastics machinery division to continue to grow and expand, and, together with Cincinnati Milacron, become a stronger player in the plastics technologies global market."

"For Milacron: Synergistic and Additive to Earnings"
"We're paying a fair price for a stable, profitable operation with the number-one market position, a strong management team and good growth potential," said Daniel J. Meyer, Milacron's chairman, president and chief executive officer. "Uniloy complements our current businesses well, with very little overlap.
By capitalizing on several potential synergies in manufacturing, technology and marketing, we expect Uniloy to be additive to Milacron's earnings in 1999," he said.

The transaction, which Milacron will finance through cash on hand and debt, is subject to customary closing conditions and government regulatory approval and is expected to close in six to eight weeks. No further terms of the agreement were disclosed.

World's Broadest Line Supplier
"With this addition, Cincinnati Milacron is clearly the world's broadest line supplier of machines, systems, tooling and components to the plastics processing industries," said Harold J. Faig, Milacron's group vice president of plastics technologies, to whom Uniloy will report. "The acquisition also means that sales of our plastics technologies group should exceed $1 billion in 1999.

"We're very excited about adding Uniloy to the Milacron family," Faig said. "While we already have a leading global position in injection molding and extrusion, now, through Uniloy, Milacron will be a major player in blow molding, the third-largest and fastest-growing segment of the machinery market. This broadens the end-markets that we serve with greater emphasis on the steady and expanding sectors of rigid consumer packaging - specifically for food, beverage, personal care items, cosmetics, pharmaceuticals and household products - as well as industrial packaging."

Uniloy Growing and Profitable
Uniloy's sales growth characteristics and profit margins are very similar to Milacron's plastics technologies group as a whole, Faig said. Its customer base is multinational and diverse, with no single customer accounting for more than 4% of sales. Aftermarket products and blow molds, traditionally high-margin businesses, constitute close to 30% of Uniloy's sales.

"We will operate Uniloy as an independent, stand-alone unit, with its own sales force and headquarters to remain in Manchester, Michigan. And we will build on its market leadership in North America and extensive global presence. Uniloy is currently growing and profitable, but, combined with Cincinnati Milacron, we see opportunities to boost Uniloy's sales and profits even further through increased manufacturing efficiency, strategic sourcing, sales and marketing synergies, and shared technology and engineering," Faig added.

The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in
Item 2 of Cincinnati Milacron's most recent Form 10-Q on file with the Securities and Exchange Commission.

Cincinnati Milacron, with 1997 sales of $1.9 billion, is a leading global supplier to the metalworking and plastics-processing industries. Products and related services include plastics machinery, mold bases and related components, machine tools, composites processing systems, metalcutting tools, metalworking fluids, grinding wheels, carbide wear parts and industrial magnets. Founded in 1884, the company employs 13,000 people in 30 major plants worldwide. Its shares are traded on the New York Stock Exchange under the symbol CMZ.

Johnson Controls is a global market leader in automotive systems and building controls. Through its Automotive Systems Group, it supplies seating systems, interior systems and batteries. The Controls Group serves the nonresidential buildings market with control systems and services, and integrated facility management. Founded in 1885, it operates from more than 500 locations worldwide. Johnson Controls (JCI) securities are listed on the New York Stock Exchange.


                     - Fact Sheet Attached -



                           Fact Sheet


Uniloy/Plastics Machinery Division of Johnson Controls, Inc.


Employees                800 people worldwide

1998 Estimated Sales     $190 million

Product Lines            Blow molding machinery
                         Structural foam machinery
                         Aftermarket parts, blow molds and services

Manufacturing Locations  Manchester, Michigan - headquarters
                         Milan, Italy
                         Florence, Italy
                         Berlin, Germany
                         City of Industry, California
                         Policka Boriny, Czech Republic

End Markets              Plastic containers
                         Beverage: juice and milk bottles
                         Food, cosmetics, toiletries, pharmaceuticals
                         Industrial packaging
                             Chemical products
                         Industrial components
                         Housewares
                         Furniture
                         Appliances
                         Automotive parts
                         Computer housings
                         Toys

Geographic Sales         59% North America
                         16    Europe
                         10    Asia
                          8    South America
                          7    Middle East/Africa